UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2014

HYATT HOTELS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34521	20-1480589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

71 South Wacker Drive, 12th Floor
Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 750-1234

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 1, 2014, Hyatt Hotels Corporation (the “Company”) issued a joint press release with Interval Leisure Group, Inc. (“ILG”) announcing the completion of the previously announced sale by Hyatt Corporation, a wholly-owned subsidiary of the Company, and HTS-Aspen, L.L.C., an indirect wholly-owned subsidiary of the Company, of 100% of the equity interests of the Company’s subsidiaries engaged in the Company’s shared ownership business to S.O.I. Acquisition Corp., a wholly-owned subsidiary of ILG (the “Transaction”). The full text of the joint press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

As a condition to the closing of the Transaction, Hyatt Franchising, L.L.C., an indirect wholly-owned subsidiary of the Company (“Hyatt Franchising”), and S.O.I. Acquisition Corp. (“Licensee”) entered into a Master License Agreement (the “Master License Agreement”). The Master License Agreement provides Licensee an exclusive license for the use of the Hyatt® brand in connection with the shared ownership business. In consideration for the exclusive license and for access to various Hyatt Franchising marketing channels, including the existing hotel loyalty program, Licensee has agreed to pay Hyatt Franchising certain recurring royalty fees based on revenues generated from shared ownership sales, management, rental and club dues collected by Licensee.

Hyatt Franchising may terminate the Master License Agreement upon the occurrence of certain uncured, material defaults by Licensee. Such defaults include, but are not limited to, a material payment default, Licensee’s bankruptcy, a transfer in breach of the specified transfer restrictions or a failure by Licensee to comply with Hyatt Franchising brand standards on a systemic level.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, dated October 1, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hyatt Hotels Corporation

Date: October 1, 2014	By:	/s/ Rena Hozore Reiss
Rena Hozore Reiss Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

99.1	Press Release, dated October 1, 2014